SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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United Continental Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

Altimeter Capital Management, LP

Altimeter Partners Fund, L.P.

PAR Capital Management, Inc.

PAR Group, L.P.

PAR Investment Partners, L.P.

Brenda Yester Baty

Gordon Bethune

Brad Gerstner

Barnaby Harford

Rodney O’Neal

Tina Sharkey

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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United Stockholders Altimeter Capital and PAR Capital Express Disappointment in the United Board for Misleading United Stakeholders

MENLO PARK, CA and BOSTON, MA (March 22, 2016) – Altimeter Capital Management, LP and PAR Capital Management, Inc., major United Continental Holdings, Inc. (NYSE: UAL) (United) stockholders that collectively own 7.1% of United’s stock, today delivered a letter to United’s Board correcting the Board’s misleading responses to Altimeter’s March 8, 2016 nomination of six experienced and highly respected business people for election to the United Board.

“We have been continuously invested in United for more than six years,” said Brad Gerstner, Founder and CEO of Altimeter Capital. “After years of watching the incumbent Board supervise United’s chronic underperformance, we have stepped forward to nominate six outstanding professionals with deep expertise in airline operations, marketing, technology, revenue management, and major turn-around situations. We believe that replacing six incumbent directors, who have served on United’s Board over the Company’s sustained period of underperformance, with our six highly-qualified nominees will add meaningful long-term value to the Company. We want to see United return to greatness and perform at the top of the industry over the coming years.”

Paul Reeder, Founder and CEO of PAR Capital, said, “We understand that the Board is uncomfortable being in the spotlight, but, after five long years in which the Company has underperformed, we believe it is time for meaningful change. We call on the incumbent Board to respond to the actual substantive issues and to avoid false narratives that have the effect of deceiving stockholders, employees, and the media.”

The full text of the stockholder letter to the Board follows:

March 22, 2016

Board of Directors

c/o Chairman Henry L. Meyer III

United Continental Holdings, Inc.

233 South Wacker Drive

Chicago, IL 60606

Subject: Setting the Record Straight

Dear Chairman Meyer and Board Members:

We are writing to correct certain false and misleading narratives that the incumbent Board has promoted in defending itself against meaningful change, as represented by the six new Board candidates that Altimeter has nominated for stockholder election at the upcoming annual meeting:

•	We Are Not Seeking Control: The stockholder nominees are a minority slate of six nominees – not a control slate. The Board consists of fifteen directors with a promised sixteenth director. Six out of fifteen (or sixteen) directors cannot possibly control the Board or the Company. Moreover, if elected, each of the stockholder nominees will be an independent director, with fiduciary duties to the Company and to all stockholders. Only one of the six minority-slate nominees has (or has ever had) an affiliation with Altimeter or PAR. If elected, that one stockholder-affiliated nominee surely will not “control” a board of fifteen or sixteen directors.

•	We Are Not Seeking “Short-Term Gain”: Altimeter and PAR have a well-established record of making long-term, passive investments in several industries, including the airline industry, and of supporting and seeking long-term value creation for companies and their stakeholders. Altimeter and PAR are not short-term traders; nor are we activists looking to extract short-term gains. Altimeter has continuously owned United stock for over six years. Neither Altimeter nor PAR is advocating: (a) accelerated or increased stock repurchases; (b) incurring additional debt; (c) paying special or regular dividends; (d) selling major assets or selling the Company; (e) mindless or radical cost-cutting; or (f) any other tactics that would temporarily improve short-term financial results at the expense of long-term value. To be clear, neither Altimeter nor PAR will support any Board candidates – whether management-nominated or stockholder-nominated – who advocate for short-term gains at the expense of long-term value.

•	We Are Supporting CEO Oscar Munoz: We strongly believe that Oscar Munoz should be given the opportunity to succeed in his new role as CEO. We have great interest in Mr. Munoz’s success, and, as he knows, we respect and admire him. Our campaign is not a campaign against Mr. Munoz. To the contrary, our campaign is aimed at maximizing Mr. Munoz’s probability of achieving success. The stockholder-nominated minority slate was designed with this objective in mind. With the addition of the stockholder-nominated candidates, Mr. Munoz will have Board-level support, experience, and expertise in critical areas – such as airline operations, industry and corporate best practices, revenue management, marketing, technology, turn-around experience, and stockholder perspectives – where, historically, the Board and the Company have had pronounced shortcomings.

•	We Support Improved Employee Relations: As Mr. Munoz has acknowledged in various public settings, upon his appointment as CEO, he sought advice from Gordon Bethune, a stockholder nominee who has a 10-year record of superior labor relations while at Continental Airlines. In response, Mr. Bethune advised Mr. Munoz that his highest priority should be to regain the trust of the Company’s long-suffering labor unions and employees by visiting with employees in the field, by involving them in important decisions, by affirmatively recognizing and appreciating their essential value to the Company, and by working to conclude mutually acceptable collective bargaining agreements. Like Mr. Bethune, we also recognize and value the critical contribution that the Company’s employees make to United’s ultimate success. Unfortunately, the employees – along with stockholders – have fallen victim to the Company’s chronic underperformance that has resulted from the Board’s poor composition, poor supervision, and poor leadership. This needs to change. With the election of the stockholder nominees to the Board, we believe that Mr. Munoz will have the proper support and guidance to continue building upon his early momentum in establishing a more positive Company relationship with employees.

•	Board Responsibilities Are Distinct From Management Responsibilities: Questions have been raised about how the stockholder nominees would operate the Company differently. The premise behind this question is wrong. The executives manage the Company’s day-to-day operations. The Board governs. Our focus in supporting this minority slate of Board candidates is to improve corporate governance – not to operate the Company. By improving the Board’s quality, we expect to see enhancements in areas that are Board responsibilities, such as (a) supporting and supervising overall corporate-strategy development; (b) properly hiring, advising, supervising, and incentivizing management; (c) setting appropriate corporate goals and holding management accountable for relative performance against peers; (d) generally aligning Board and management interests with stockholder interests; (e) ensuring adequate focus on succession and contingency planning; and (f) ensuring quality corporate governance, transparency, process, and risk management.

•	We Support A Qualified And Independent Board Chairman: Apparently based on the Board’s anonymous media leaks, the press has reported that we demanded the appointment of Mr. Bethune as non-executive Chairman of the Board. As a matter of good corporate governance, we do believe that United should have an independent Chairman with sufficient expertise in the airline industry to set the Board’s agenda and to supervise strategy and execution. The current Chairman, who has served on the Board (including the pre-merger Board) since 2003, lacks any relevant operating expertise. Moreover, the incumbent Board has committed to combine the Chairman and CEO roles by next year, which will violate well-established principles of good corporate governance by leaving United without an independent Chairman. We believe that anyone considering the best interests of the Company and its stockholders would conclude that Mr. Bethune is a far better Chairman choice than either the current Chairman (a former commercial banker with zero airline operating experience) or the sitting United CEO. However, the Board has very recently appointed two new members with airline experience, which is a welcome development. In fact, we encourage the Board to immediately appoint as Chairman one of these two new members – either James Whitehurst or Robert Milton. Both of these individuals are more qualified and more independent than either the current Chairman or the sitting CEO. Following the upcoming annual stockholder meeting, we expect that Mr. Bethune also will be joining the Board. At that point, we hope the Board will fairly and openly evaluate the relative merits of all three qualified Chairman candidates, and then elect a Chairman who will be responsive to stockholders and independent of the CEO.

Fundamentally, our objective is to position United toward long-term success for the benefit of all United stockholders, employees, and customers. The Board should have the same objective.

As always, we welcome to the opportunity to engage in further discussions focused on this shared objective.

Sincerely,

Brad Gerstner Paul A. Reeder

Chief Executive Officer Chief Executive Officer

Altimeter Capital Management, LP PAR Capital Management, Inc.

For more information, United stockholders with questions about the United Annual Meeting can contact Okapi Partners, the stockholders’ proxy solicitor, toll-free at (855) 305-0857.

About Altimeter Capital

Altimeter is a global investment firm managing both public and private funds focused on the airline, travel, technology, internet, software, and consumer sectors. Altimeter was founded in 2008 by Brad Gerstner and has offices in Boston, Massachusetts and Menlo Park, California.

About PAR Capital Management

PAR Capital Management manages a private investment fund. The firm was founded in 1990 and is located in Boston, Massachusetts. PAR’s philosophy is based on the belief that long term investment success can be achieved through narrowly focused and rigorous fundamental research, disciplined portfolio management and the alignment of incentives between manager and client.

ALTIMETER CAPITAL MANAGEMENT, LP, ALTIMETER PARTNERS FUND, L.P., AND BRAD GERSTNER (COLLECTIVELY, THE “ALTIMETER PARTIES”), PAR CAPITAL MANAGEMENT, INC., PAR GROUP, L.P., AND PAR INVESTMENT PARTNERS, L.P. (COLLECTIVELY, THE “PAR PARTIES”), AND BRENDA YESTER BATY, GORDON M. BETHUNE, BARNABY HARFORD, RODNEY O’ NEAL, AND TINA SHARKEY (TOGETHER WITH THE ALTIMETER PARTIES AND THE PAR PARTIES, THE “PARTICIPANTS”) ARE PARTICIPANTS IN A PROXY CONTEST WITH RESPECT TO THE 2016 ANNUAL MEETING OF STOCKHOLDERS (THE “ANNUAL MEETING”) OF UNITED CONTINENTAL HOLDINGS, INC. (THE “COMPANY”). THE ALTIMETER PARTIES INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS’ SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH THE ANNUAL MEETING. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, OKAPI PARTNERS LLC, THE PROXY SOLICITOR OF THE ALTIMETER PARTIES, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (855) 305-0857.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A FILED BY ALTIMETER CAPITAL MANAGEMENT, LP WITH THE SEC ON MARCH 8, 2016. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

CONTACTS

For UAL Stockholders:

Bruce Goldfarb, Pat McHugh, or Lydia Mulyk

Okapi Partners

(212) 297-0720

For Media:

Scott Tagliarino or Taylor Ingraham

ASC Advisors LLC

(203) 992-1230